Exhibit 7

U.S. Bank Trust Company, National Association

Statement of Financial Condition

as of 12/31/2024

($000’s)

12/31/2024
Assets
Cash and Balances Due From Depository Institutions	$1,677,809
Securities	4,458
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	977
Intangible Assets	576,194
Other Assets	151,958

Total Assets	$2,411,396
Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	230,451

Total Liabilities	$230,451
Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	1,009,110
Minority Interest in Subsidiaries	0
Total Equity Capital	$2,180,945
Total Liabilities and Equity Capital	$2,411,396